EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT dated as of this 1st day of January 2005, between Hampshire Group, Limited, a Delaware corporation with principal executive offices at 215 Commerce Boulevard, Anderson, South Carolina 29625 (the "Company"), and Ludwig Kuttner with a principal residence at 627/712 Plank Road, Keene, Virginia 22946 (the "Executive").

                                 R E C I T A L S

     WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company, and the Company recognizes that the future growth, profitability and success of the Company's business will be substantially and materially enhanced by the continued employment of the Executive by the Company;

     WHEREAS, the Company desires to continue to employ the Executive and the Executive has indicated his willingness to continue to provide his services, on the terms and conditions set forth herein.

     NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section I.   Employment.

     Subject to the terms and conditions contained herein, the Executive shall serve as President and Chief Executive Officer of the Company and, in such capacity, shall report directly to the Board of Directors of the Company (the "Board of Directors") and shall have such duties as are typically performed by a president and chief executive officer of a corporation. In the performance of his duties, the Executive shall not be required to reside at any location other than Keene, Virginia; although the Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section II.   Term.

     The Executive's employment hereunder shall commence on the date hereof and shall continue until terminated by either party upon two years notice (the "Employment Term") unless terminated earlier pursuant to Section VI hereof.

Section III.   Compensation and Benefits.

     During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

     (A) Salary. As compensation for the performance of the Executive's services hereunder, the Company shall pay to the Executive a salary (the "Salary") of Six Hundred Thousand Dollars ($600,000) per annum with increases, if any, as may be approved by the Board of Directors from time to time. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

     (B) Bonus. The Executive shall be entitled to receive an annual cash bonus (the "Bonus") each fiscal year, based on his participation in the Hampshire Group, Limited Bonus Plan (the "Bonus Plan") approved for the senior executives and middle management of the Company based on a "point system", which Bonus shall not exceed 2.5 times the annual Salary, as adjusted from time to time. Prior to the commencement of each fiscal year, the Compensation Committee of the Board of Directors shall determine the Bonus Plan participants, the number of points assigned to each participant and the percentage of the annual net income of the Company to be contributed to the Bonus Plan. Annual net income shall be determined by the Company's independent auditors as disclosed in the Company's financial statements, after provision for such bonuses.

     (C) Benefits. In addition to the Salary and Bonus, the Executive shall be entitled to participate in group insurance plans, pension and other employee benefits provided to other senior executives of the Company on terms no less favorable than those available to such senior executives of the Company. The Executive shall be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policy in effect from time to time. The Company shall maintain, at the Company's expense, a life insurance policy for the benefit of the Executive, in the amount of Three Million Dollars ($3,000,000) payable upon the Executive's death to the Executive's surviving spouse or such individual or organization designated by the Executive. If there is no surviving spouse and the Executive has not designated a beneficiary, the proceeds shall be payable to the Executive's estate. Such life insurance policy maintained for the benefit of the Executive shall be continued at the Company's expense for any period which the Executive may be eligible to receive benefits, including the thirty six months which the Executive may be receiving the Termination Benefit as provided below or during any period which the Executive is eligible to receive disability benefits under the Company's Disability Plan..

     (D) Deferred Compensation. The Company shall maintain a deferred compensation account (the "Deferred Compensation Account") in the name of the Executive, which shall be credited by the Company with Three Hundred Thousand Dollars ($300,000) per annum. The amounts accrued in the Deferred Compensation Account shall be credited with interest at One Hundred and Ten Percent (110%) of the Applicable Federal Long Term Interest Rate; provided, however, that the Executive shall have the right to diversify the deemed investment of the Deferred Compensation Account into common stock of publicly traded company and/or mutual funds. The Deferred Compensation Account shall be administered in a manner consistent with the provisions of the Deferred Compensation Agreement. All amounts credited to the Deferred Compensation Account shall be fully vested and payable in accordance with the terms thereof.

     (E) Automobile. The Company shall provide the Executive, at the Company's expense, with an automobile and a chauffeur, in accordance with prior Company practices. Section IV. Exclusivity.

     During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may continue to (i) operate Hampshire Investments, Limited, the investment company purchased from the Company, (ii) operate his family investment company, K Holdings, LLC in Keene, Virginia, and (iii) make personal investments so long as such investments are not in businesses or corporations which directly or indirectly compete with the business of the Company. This limitation shall not apply to investments representing not more than Two Percent (2%) of the issued and outstanding voting securities of any publicly owned company. Further, the provisions of this Section IV shall not restrict the Executive from serving as a member of the board of director of profit or non-profit organizations. Notwithstanding the above, none of the activities described in this Section IV shall interfere with the performance of duties of the Executive required to be performed hereunder.

Section V.   Reimbursement of Expenses.

     The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items. The Company shall reimburse the Executive for all such proper expenses in accordance with the financial policy of the Company, as in effect from time to time, and in compliance with the regulations set forth by the United States Department of Internal Revenue Service.

Section VI.   Termination of Employment.

     (A) Death. The Executive's employment shall automatically terminate upon his death and upon such event, the Executive's estate shall be entitled to receive (i) all compensation accrued but unpaid hereunder through the date of death, including Salary, Accrued Bonus as defined below, and unreimbursed expenses, and (ii) the Termination Benefit, as defined below. For purposes of this Agreement, "Accrued Bonus" shall mean the sum of (a) any Bonus earned in respect of the fiscal year of the Company first preceding the year of termination which has not been paid at the time of termination and (b) with respect to the year of termination, a pro rata portion of the Bonus that would have been payable to the Executive for that year, based on the number of days elapsed in such year as of the date of such termination, such amount to be paid as soon as practicable after the determination of the Company's net earnings for such year.

     For purposes of this Agreement, "Termination Benefit" shall mean an amount equal to (i) the annual average, with respect to the five-calendar year period ending with the calendar year immediately preceding the year in which the Executive's employment terminates, of the sum of the Executive's Salary, Bonus and the amounts of gain, if any, realized by the Executive upon the exercise of any Company stock options, (ii) multiplied by three. The Termination Benefit shall be paid to the Executive's estate in thirty six equal monthly installments; provided, however, that if a Change of Control (as defined in Section VI(F) hereof) occurs during such thirty six month period, the balance of the Termination Benefit as of the date of the Change of Control shall be paid to the Executive's estate in a lump sum on the closing date of the transaction which constitutes a Change of Control.

     (B) Without Cause. The Company may terminate the Executive's employment at any time without Cause. If the Executive's employment is terminated by the company without Cause, the Executive shall be entitled to receive from the Company (i) all compensation accrued but unpaid hereunder through the termination date, including Salary, Accrued Bonus and unreimbursed expenses,
(ii) the Termination Benefit, payable in thirty six equal monthly installments and (iii) for a period of thirty six months following the termination date, continued health, dental and life insurance coverage for the Executive and his eligible dependents.

     (C) Cause. The Company may terminate the Executive's employment at any time for Cause. In the event of termination pursuant to this Section VI(C) for Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause that is the reason for such termination. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's willful failure (except where due to Disability) to perform his duties under this Agreement, which failure amounts to extended and continuous neglect, (ii) continued use by the Executive of non-prescription drugs, including alcohol, which materially interferes with the performance of the Executive's duties to the Company, (iii) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its affiliates, or (iv) conviction of the Executive for the commission of a felony. In the event that the Executive is in breach of any of the provisions of this Section VI(C), and such breach is capable of cure, then the Company shall give the Executive Thirty (30) days written notice to cure such breach. In the event the breach is not cured within that period of time, the Company may immediately terminate the Executive's employment. Upon termination of the Executive's employment for Cause, the Executive shall be entitled to receive from the Company all compensation accrued but unpaid hereunder through the date of termination, including Salary, Accrued Bonus and unreimbursed expenses.

     (D) Disability. The Company may terminate the Executive's employment in the event of the Executive's Disability (as defined below), provided that, at the time of such termination, the Company maintains, at the Company's expense, a disability insurance policy (the "Disability Insurance Policy") which provides for payments to the Executive of an annual amount equal to Sixty Percent (60%) of his two-year average annual Salary and Bonus until the earlier of (i) termination of the Executive's disability (within the meaning of the Disability Insurance Policy) or (ii) the attainment by the Executive of age 65. For purposes of this Agreement, "Disability" shall mean the Executive's inability, for a period of at least One Hundred and Eighty (180) consecutive days, to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability. In the event that payments under the Disability Insurance Policy are less than the amount payable per this
Section VI(D), the Company shall make supplemental payments to the Executive of the difference. Upon termination of the Executive's employment pursuant to this
Section VI(D), the Executive shall be entitled to receive from the Company all compensation accrued but unpaid hereunder through the date of termination, including Salary, Accrued Bonus and unreimbursed expenses. The Executive and his eligible dependents shall continue to be covered under the Company's medical, dental and life insurance plans in which the Executive and such dependents participated on the date of the termination of the Executive's employment because of his Disability.

     (E) Resignation. The Executive shall have the right to terminate his employment by giving to the Company a One hundred and Eighty (180) days advance notice of his resignation. Upon the Executive's resignation from the Company, the Executive shall be entitled to receive from the Company (i) all compensation accrued but unpaid hereunder through the date of termination, including Salary, Accrued Bonus and unreimbursed expenses, (ii) Fifty Percent (50%) of the Termination Benefit, payable in eighteen equal monthly installments and (iii) for a period of eighteen months following the termination date, continued health, dental and life insurance coverage for the Executive and his eligible dependents.

     (F) Change of Control. The Executive shall have the right to terminate his employment by giving notice to the Company of his resignation simultaneous with a Change of Control or anytime within One Hundred and Eighty (180) days following a Change of Control. In the event of termination of the Executive's employment pursuant to this Section VI(F), the Executive shall be entitled to receive from the Company (i) all compensation accrued but unpaid hereunder through the date of termination, including Salary, Accrued Bonus and unreimbursed expenses, and (ii) the Termination Benefit, payable in a single lump sum on the date of notice of resignation of the Executive.

     For purposes of this Agreement, a "Change of Control" shall mean:

          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13(d-3) promulgated under the Exchange Act) of Fifty Percent (50%) or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or any corporation controlled by the Company, (iii) any acquisition by any shareholder of the Company who on the date hereof owns 5% or more of the Outstanding Company Common Stock or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (3) of this Section VI(F); or

          (2) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

          (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
     (b) no Person (excluding any corporation resulting from such Business Combination or any shareholder of the Company on the date hereof who owns five percent or more of the Outstanding Company Common Stock), beneficially owns, directly or indirectly, fifty percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent
     Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

          (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (G) Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, waiver of Company rights, acceleration of vesting of any stock options or other awards, or any other payment or benefit in the nature of compensation to or for the benefit of the Executive, alone or in combination (whether such payment, distribution, waiver acceleration or other benefit is made pursuant to the terms of this Agreement or any other agreement, plan or arrangement providing payments or benefits in the nature of compensation to or for the benefit of the Executive, but determined without regard to any additional payments required under this
Section  VI(G)) (a  "Payment")  would be subject  to the  excise tax  imposed by
Section 4999 of the Internal Revenue Code (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (H) No Set Off Against Deferred Compensation Account. The Company shall have no right to set off any claim which it may have against the Executive against amounts credited to the Deferred Compensation Account (and deemed earnings thereon).

Section VII.   Nondisclosure of Confidential Information.

     The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company's business or, if acquired following the Employment Term, such information which, to the Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

Section VIII.   Injunctive Relief.

     Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in
Section VII hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section VII hereof, restraining the Executive from engaging in activities prohibited by Section VII hereof or such other relief as may be required specifically to enforce any of the covenants in Section VII hereof.

Section IX.   Successors and Assigns; No Third-Party Beneficiaries.

     This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive's heirs and the personal representatives of the Executive's estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section X.   Waiver and Amendments.

     Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification be consented to on the Company's behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section XI.   Governing Law; Arbitration; Jurisdiction.

     (A) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

     (B) Any disputes  arising under this Agreement,  except those arising under
Section VII, shall be resolved solely by arbitration in New York, New York in accordance with the Rules of the American Arbitration Association. Any arbitration award shall include a determination as to whether the Company or the Executive shall bear all of the costs of the arbitration, including reasonable attorneys' fees. It is the intention of the Company and the Executive that the party who does not prevail in the arbitration will bear such costs.

     (C) The Company and the Executive shall submit solely to the jurisdiction of the Federal Courts or New York State Courts sitting in New York County, New York with respect to any disputes arising under Section VII or VIII of this Agreement.

Section XII.   Notices.

     (A) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid as follows.

          (1) If to the Executive, at Post Office Box 359, Keene, Virginia 22946, or at such other address as the Executive may have furnished the Company in writing.

          (2) If to the Company, at Hampshire Group, Limited, 215 Commerce Boulevard, Anderson, South Carolina 29625, marked for the attention of Secretary, or at such other address as it may have furnished in writing to the Executive.

     (B) Any notice so addressed shall be deemed to be given; if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section XIII.   Section Headings.

     The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section XIV.   Entire Agreement.

     This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section XV.   Severability.

     In the event that any court or administrative body of competent jurisdiction, such determination shall hold any part or parts of this Agreement illegal or unenforceable shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

Section XVI.   Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


HAMPSHIRE GROUP, LIMITED                 EXECUTIVE


By:    /s/ Joel Goldberg                 /s/ Ludwig Kuttner
       ------------------                ------------------
Name:  Joel Goldberg, Chairman           Ludwig Kuttner
Title: Compensation Committee
       Board of Directors